EXHIBIT 8
CONSENT
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the Prospectus Supplement dated June 18, 2008 to the Prospectus dated January 15, 2008 relating to securities issued pursuant to Registration Statement No. 333-148248 of Export Development Canada.
June 24, 2008

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP